Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Forms S-3 No. 333-36026, No. 333-64536, No. 333-74753, No. 333-76780, No. 333-100392 and No. 333-102837) pertaining to the issuance of shares of Cardima, Inc.’s common stock and (Forms S-8 No. 333-38506, No. 333-32545, No. 333-65916, No. 333-65928 and No. 333-102744) pertaining to the 1997 Employee Stock Purchase Plan, 1993 Stock Option Plan, and the 1997 Directors’ Stock Option Plan of Cardima, Inc. of our report dated February 7, 2003, except for Note 7 as to which the date is March 28, 2003, with respect to the financial statements and schedule of Cardima, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 28, 2003